EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

APARTMENT INCOME REIT CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $500,000,000.

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $.01 per share	Rule 457(o)	—	$—	$500,000,000(1)	$92.70 per $1 million	$46,350
(1)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-261445) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.